Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Aerkomm Inc. (the “Company”) on Post Effective Amendment No. 3 to Form S-1 [File No. 333-222208] of our report dated on March 22, 2019, except for Note 1, as to which the date is May 10, 2019, with respective to our audits of the consolidation financial statements of Aerkomm Inc. and subsidiaries as of December 31, 2018 and December 31, 2017 and for the three-month period ended March 31, 2018 and the each of years ended December 31, 2018 and 2017. We also consent to the reference to our Firm under the heading “Expert” in such Prospectus.

Chen & Fan Accountancy Corporation

San Jose, California

May 17, 2019